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                                                                    Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Integrated Surgical Systems, Inc. for the registration of 1,150,000 shares of its common stock, options to purchase 850,000 shares of its common stock and interests to purchase 300,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1998, with respect to the consolidated financial statements of Integrated Surgical Systems, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities Exchange Commission.

                                                               ERNST & YOUNG LLP

Sacramento, California
January 15, 1999